   As filed with the Securities and Exchange Commission on August 23, 1995

                                                      Registration No. 33-
================================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC  20549

                          -------------------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                          -------------------------

                                   TEKELEC
            (Exact name of registrant as specified in its charter)

               CALIFORNIA                                   95-2746131
     (State of or other jurisdiction                     (I.R.S. Employer
    of incorporation or organization)                 Identification Number)

     26580 WEST AGOURA ROAD, CALABASAS, CALIFORNIA 91302     (818) 880-5656
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               PHILIP J. ALFORD
                           CHIEF EXECUTIVE OFFICER
                                   TEKELEC
                            26580 WEST AGOURA ROAD
                         CALABASAS, CALIFORNIA 91302
                                (818) 880-5656
          (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                          -------------------------

                                  Copies to:

                            RONALD W. BUCKLY, ESQ.
                          KATHERINE F. ASHTON, ESQ.
                               COUDERT BROTHERS
                     1055 WEST SEVENTH STREET, 20TH FLOOR
                        LOS ANGELES, CALIFORNIA  90017
                                (213) 688-9088

                           -------------------------

        Approximate date of commencement of proposed sale to the public:
     From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                 If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

                 If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                 If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


===========================================================================================================
         Title of                                                        Proposed
      Each Class of                                Proposed              Maximum
        Securities               Amount             Maximum             Aggregate          Amount of
          to be                   to be         Offering Price           Offering         Registration
        Registered             Registered         per Share*             Price*               Fee

-----------------------------------------------------------------------------------------------------------
      Common Stock,
    without par value            30,000           $23.625               $708,750            $245

===========================================================================================================

   * Estimated solely for the purpose of determining the amount of the registration fee based on the average of the high and low reported sale prices of a share of Registrant's Common Stock as reported by The Nasdaq Stock Market on August 18, 1995 in accordance with Rule 457(c) of the Securities Act of 1933.

                  ____________________________________________

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                                                           Subject to Completion
                                                           August 23, 1995
                                30,000 SHARES

                                   TEKELEC

                                 COMMON STOCK

                  -------------------------------------------

         This Prospectus relates to 30,000 shares of Common Stock, without par value, of Tekelec (the ("Company" or "Tekelec") to be offered and sold from time to time for the account of a shareholder of the Company (the "Selling Shareholder"), which shareholder acquired such shares upon the exercise of certain warrants issued by the Company in 1994. See "Selling Shareholder." The Company will not receive any of the proceeds from the sale of the Shares.

         The Shares may be offered and sold by the Selling Shareholder from time to time in transactions on The Nasdaq Stock Market at prevailing market prices, in privately negotiated transactions at negotiated prices, or in a combination of such methods of sale. The Selling Shareholder may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts or commissions from the Selling Shareholder and/or the purchasers of the Shares for whom such broker-dealer may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). See "Plan of Distribution."

         The Selling Shareholder and any brokers, dealers or agents who participate in the sale of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), and the commissions paid or discounts allowed to any such brokers, dealers or agents, in addition to any profits received on resale of the Common Stock, if any such broker, dealer or agent should purchase any Common Stock as a principal, may be deemed to be underwriting discounts or commissions under the Securities Act.

         The Selling Shareholder has agreed to pay all expenses, estimated to be approximately $8,000, incurred in connection with this offering.

         The Company's Common Stock is traded on The Nasdaq Stock Market under the symbol "TKLC." On August 18, 1995, the last reported sale price of the Common Stock on The Nasdaq Stock Market was $23.50 per share.

                  -------------------------------------------
                    THE COMMON STOCK OFFERED HEREBY INVOLVES
                  A HIGH DEGREE OF RISK.  SEE "RISK FACTORS."
                  -------------------------------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is August     , 1995

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Company's Common Stock is traded on The Nasdaq Stock Market. Reports, proxy statements and other information concerning the Company may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.


                             ADDITIONAL INFORMATION

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, each such statement being qualified in all respects by such reference. The Registration Statement may be inspected without charge at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office upon the payment of the fees prescribed by the Commission.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated herein by reference: (1) the Company's Annual Report on Form 10-K for the year ended December 31, 1994; (2) the Company's Amendment No. 1 on Form 10-K/A filed April 12, 1995, amending the Company's Annual Report on Form 10-K for the year ended December 31, 1994; (3) the Company's Report by Issuer of Securities Quoted on The Nasdaq Stock Market on Form 10-C filed March 23, 1995;
(4) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995; (5) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995; and (6) the Company's Registration Statement on Form 8-A filed November 12, 1986, registering the Company's Common Stock under Section 12(g) of the Exchange Act. Reference is also made to the "Description of Capital Stock" in this Prospectus for a current description of the Company's Common Stock.

         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Common Stock registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or supersedes, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference into this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to the Vice President, Finance and Chief Financial Officer, Tekelec, 26580 West Agoura Road, Calabasas, California 91302. Telephone:
(818) 880-5656.

                                  THE COMPANY

         The Company was incorporated in California in 1971 and entered the communications diagnostic business in 1979 and the network switching business in 1992. Unless the context otherwise requires, the terms "Tekelec" and the "Company" are used herein to refer to Tekelec and its wholly owned subsidiaries. The Company's executive offices are located at 26580 West Agoura Road, Calabasas, California 91302, and its telephone number is (818) 880-5656.


                                  RISK FACTORS

         In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus.

         Recent History of Losses. The Company experienced declining revenues in 1993 and incurred substantial losses in 1992 and 1993 of $8.3 million and $18.5 million, respectively. Such losses were primarily as a result of delayed product introductions which adversely affected revenues and significant research and development expenditures, particularly for the development of its EAGLE STP. Although the Company returned to profitability in 1994, there can be no assurance that the Company's profitability will continue on a quarterly or annual basis in the future.

         Fluctuations in Quarterly Operating Results. The Company has experienced and may in the future experience significant fluctuations in revenues and operating results from quarter to quarter as a result of a number of factors, many of which are outside the control of the Company. These factors include the timing of significant orders and shipments, product mix, delays in shipment, capital spending patterns of customers, competition and pricing, new product introductions by the Company or its competitors, carrier deployment of intelligent network services, the timing of research and development expenditures, expansion of marketing and support operations, changes in material costs, production or quality problems, currency fluctuations, disruptions in sources of supply, regulatory changes and general economic conditions. These factors are difficult to forecast, and these or other factors could have a material adverse effect on the Company's business and operating results. A large portion of the Company's product shipments in each quarter occurs at or near the end of each quarter. Due to the relatively fixed nature of many of the Company's costs, including personnel and facilities costs, the Company would not be able to reduce costs in any quarter to compensate for any unexpected shortfall in net revenues, and such a shortfall would have a proportionately greater impact on the Company's results of operations for that quarter. In addition, the Company expects that sales of its EAGLE STP, which has a significantly higher average selling price and generally lower gross margin than the Company's diagnostic products, will account for an increasing percentage of the Company's revenues. Consequently, the addition or cancellation of EAGLE STP sales may exacerbate quarterly fluctuations in revenues and operating results.

         Seasonality in Sales and Order Levels. The Company's operating results may also be affected by certain seasonal trends. The Company typically experiences lower domestic sales and order levels in the first quarter when compared with the preceding fourth quarter due primarily to the capital spending patterns of its customers. To a lesser extent, the Company's international sales are also subject to seasonal fluctuations. The Company expects these seasonal patterns to continue.

         Risks Associated with Lengthy Sales Cycle of EAGLE STP. Orders for the EAGLE STP have generally involved lengthy sales cycles, making it difficult to predict the precise quarter in which sales will occur. The EAGLE STP sales cycle typically varies in length based on a number of factors including customer network engineering, installation and deployment requirements and the relative size of the customer's network. Due to the $250,000 to $2,000,000 price range for a pair of EAGLE STPs, the Company's shipment of EAGLE STPs to a single customer can represent a significant portion of a quarter's network switching revenues, and delays in the timing of such shipments could have a material adverse effect on the Company's business and operating results.

         Competition. The Company's primary markets are intensely competitive and are subject to rapid technological change, evolving industry standards and regulatory developments. The Company's existing and potential competitors include many large domestic and international companies that have substantially greater financial, manufacturing, technological, marketing, distribution and other resources, larger installed customer bases and longer-standing relationships with customers than the Company. The Company's principal competitor in the network diagnostic products market is Hewlett-Packard Company. The Company's principal competitors in the network switching products market include major communications equipment suppliers such as Northern Telecom Limited, DSC Communications Corporation, Ericsson S.A. and Alcatel.
The Company expects competition to increase in the future from existing competitors and from other companies that may enter the Company's existing or future markets with solutions which may be less costly or provide higher performance or additional features. Certain of the Company's customers in the network diagnostic market also manufacture switches that compete with the EAGLE STP. Increasing competition in the switching market may cause these customers to reduce their purchases of the Company's diagnostic products. The Company believes that its ability to compete successfully depends on several factors, both within and outside of its control, including the price, quality, reliability and performance of the Company's and its competitors' products, the timing and success of new product introductions or product enhancements by the Company and its competitors, quality of customer service and support, the emergence of new industry standards, the development of technical innovations, the attraction and retention of qualified personnel, regulatory changes and general market and economic conditions. Increasing competition could materially and adversely affect the Company's results of operations through price reductions and loss of market share. There can be no assurance that the Company will be able to compete successfully in the future.

         Rapid Technological Change; Risks Associated with Development of New Products and Product Enhancements. The markets for the Company's diagnostic and switching products are characterized by rapidly changing technology, evolving industry standards and frequent new product introductions and enhancements. In particular, the AIN, ATM and wireless markets are rapidly evolving. Sales of diagnostic products such as those offered by the Company depend in part on the continuing development and deployment of emerging standards and new services based on such standards. The Company's success will depend to a significant extent upon its ability to enhance its existing products and to develop and introduce innovative new products that gain market acceptance. In recent years, sales the Company's diagnostic products were adversely affected in part by the Company's failure to introduce new products or enhancements in a timely manner, particularly enhancements for its MGTS/GSMT signalling product and a Frame Relay application for its Chameleon product. There can be no assurance that the Company will be successful in selecting, developing, manufacturing and marketing new products or enhancing its existing products on a timely or cost-effective basis or that the products or technologies developed by others will not render the Company's products noncompetitive or obsolete. Moreover, the Company may encounter technical problems in connection with its product development that could result in the delayed introduction of new products or product enhancements. Failure to develop or introduce on a timely basis new products or product enhancements that achieve market acceptance would materially and adversely affect the Company's business, operating results and financial condition.

         Products as complex as those offered by the Company may contain undetected errors when first introduced or as new versions are released. Such errors have occurred in the past. While the Company's products have not experienced any significant errors, such errors, particularly those that result in a failure of the Company's switching products, could have a material adverse effect on the Company's customer relationships, business and operating results. There can be no assurance that errors will not be found in the Company's products.

         Dependence on Relationship with AT&T. The Company believes that its ability to compete successfully in the switching market depends in part on distribution and marketing relationships with leading communications equipment suppliers. In September 1994, the Company entered into a non-exclusive distribution agreement with AT&T for the EAGLE STP and has sold EAGLE STPs to purchasers affiliated with AT&T. The Company's agreement with AT&T can be terminated by either party at any time for any reason and does not impose any minimum purchase requirements on AT&T. Consequently, there can be no assurance that AT&T or its affiliates will continue to place orders with the Company or that the Company's relationship with AT&T will continue for an extended period of time or will be of continuing value to the Company. Under the distribution agreement, AT&T is not precluded from developing or selling products that are competitive with the Company's products, and such competition could materially and adversely affect the Company's business and operating results. If the relationship with AT&T were to terminate, there can be no assurance that the Company could establish a similar relationship with another company.

         Dependence on Evolving Market for Advanced Intelligent Network (AIN) Services. A substantial portion of the Company's revenues are derived from the sale of diagnostic systems and switching systems that enable network operators to offer AIN services. Although several network operators offer or have announced plans to offer AIN services, there can be no assurance that network operators will be able to introduce these services successfully, that such services will gain widespread market acceptance or that network operators will use the Company's products in the deployment of these services. In addition, the timing of the implementation of AIN services by network operators may be affected by the need to obtain necessary regulatory approvals and other factors. Delays in the introduction of AIN services, failure of these services to gain widespread market acceptance or the decision of network operators not to use the Company's products in the deployment of these services would materially and adversely affect the Company's business, operating results and financial condition.

         Compliance with Regulations; Evolving Industry Standards; Broader Market Acceptance of EAGLE STP. In order to gain broader market acceptance, the Company's products must meet a significant number of regulations and standards. In the United States, the Company's products must comply with various regulations defined by the Federal Communications Commission and Underwriters Laboratories as well as standards established by Bell Communications Research (Bellcore). Internationally, the Company's products must comply with standards established by telecommunications authorities in various countries as well as with recommendations of the International Telephone and Telegraph Consultative Committee (CCITT). In addition, standards for new services such as ATM and PCS are still evolving. As these standards evolve, the Company will be required to modify its products or develop and support new versions of its products. The failure of the Company's products to comply, or delays in compliance, with the various existing and evolving industry standards could delay introduction of the Company's products, which could have a material adverse effect on the Company's business and operating results.

         In order to penetrate the portion of the public carrier market dominated by the Regional Bell Operating Companies (RBOCs), it is important that ongoing technical audits of the EAGLE STP be conducted by Bellcore to help the Company ensure interoperability with the operations, administration, maintenance and provisioning systems used by the RBOCs to manage their networks. Failure or delay in obtaining favorable technical audit results could have a material adverse effect on the Company's ability to sell products to this large segment of the communications market. Furthermore, even if the Company does obtain favorable technical audit results, there can be no assurance that the RBOCs or other telephone companies will purchase the EAGLE STP rather than competitive products.

         Government regulatory policies are likely to continue to have a major impact on the pricing of existing as well as new public network services and, therefore, are expected to affect demand for such services and the communications products, including the Company's products, that support such services. Tariff rates, whether determined autonomously by carriers or in response to regulatory directives, may affect cost effectiveness of deploying public network services. Tariff policies are under continuous review and are subject to change. User uncertainty regarding future policies may also affect demand for communications products, including the Company's products.

         Risks Associated with International Business. The Company sells its products worldwide through its direct sales force, distributors and wholly owned subsidiaries in Japan and Canada. International sales accounted for 43%, 51%, 43% and 47% of the Company's revenues in 1992, 1993, 1994 and the first six months of 1995, respectively. The Company's sales through its Japanese and Canadian subsidiaries are denominated in local currencies while other international sales are U.S. dollar-denominated. The Company expects that international sales will continue to account for a significant portion of its revenues in future periods. International sales are subject to inherent risks, including unexpected changes in regulatory requirements and tariffs, difficulties in staffing and managing foreign operations and distributors, longer payment cycles, greater difficulty in accounts receivable collection and potentially adverse tax consequences. Additionally, exchange rate fluctuations on foreign currency transactions and translations arising from international operations may contribute to fluctuations in the Company's business and operating results. Fluctuations in exchange rates could also affect demand for the Company's products. If, for any reason, exchange or price controls or other restrictions in foreign countries are imposed, the Company's business and operating results could be materially adversely affected. In addition, any inability to obtain local regulatory approvals in foreign markets on a timely basis could have a material adverse affect on the Company's business and operating results.

         Foreign communications networks are in most cases owned by or strictly regulated by government. Access to such markets is often difficult due to the established relationships between a government owned or controlled communications operating company and its traditional indigenous suppliers of communications equipment. There can be no assurance that the Company will be able to successfully penetrate these markets, particularly for its switching products.

         Dependence on Key Suppliers. Certain key components used in the Company's products, such as certain microprocessors, video displays and power supplies, are currently being purchased from sole sources, and the Company does not have any long-term supply agreements to ensure uninterrupted supply of these components. The inability to obtain sufficient sole or limited source components as required, or to develop alternative sources if and as required, could result in delays or reductions in product shipments which could materially and adversely affect the Company's operating results and damage customer relationships.

         Dependence on Key Personnel. The Company's success depends to a significant extent upon the continuing contributions of its key management, technical, sales and marketing and other key personnel. The Company does not have employment agreements or other arrangements with such individuals which would prevent them from leaving the Company. The Company's future success also depends upon its ability to attract and retain highly skilled personnel. Competition for such employees is intense. The loss of any current key employees or the inability to attract and retain additional key personnel could have a material adverse effect on the Company's business and operating results.

         Limited Protection of Proprietary Technology. The Company depends in part upon its proprietary technology and know-how to differentiate its products from those of its competitors. The Company does not have any patents and relies upon a combination of trade secret, copyright and trademark laws and contractual restrictions to establish and protect proprietary rights in its products. The Company generally enters into confidentiality and invention assignment agreements with its employees and non-disclosure and confidentiality agreements with its suppliers, distributors and appropriate customers, among others, and limits access to and disclosure of its proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's proprietary technology without authorization. Accordingly, there can be no assurance that such laws and contractual agreements will prove sufficient to deter misappropriation of the Company's technology or independent third-party development of similar technologies. The laws of certain foreign countries in which the Company's products are or may be developed, manufactured or sold may not protect the Company's products or intellectual property rights to the same extent as do the laws of the United States and thus make the possibility of misappropriation of the Company's technology and products more likely.

         Risk of Third Party Claims of Infringement. The communications industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. From time to time, third parties may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies that are important to the Company. There can be no assurance that third parties will not assert infringement claims against the Company, that any such assertion of infringement will not result in litigation or that the Company would prevail in such litigation or be able to license any valid and infringed patents of third parties on commercially reasonable terms. Furthermore, litigation, regardless of its outcome, could result in substantial cost to and diversion of effort by the Company. Any infringement claims or litigation against the Company could materially and adversely affect the Company's business, operating results and financial condition.

         Control by Tekelec-Airtronic and its Affiliates. As of the date of this Prospectus, Tekelec-Airtronic, S.A. (Tekelec-Airtronic) and Jean-Claude Asscher, a director of the Company, own an aggregate of 9.5% of the Company's outstanding shares. Mr. Asscher is the President and controlling shareholder of Tekelec-Airtronic, a France-based electronics company which, together with certain of its subsidiaries, acts as European distributors for the Company. In addition, as of the date of this Prospectus, Edouard Givel, through Natinco, S.A. (Natinco), a Luxembourg investment company which he controls and which is a minority shareholder of Tekelec-Airtronic, owns 24.2% of the Company's outstanding shares. Due to Mr. Asscher's relationship with Mr. Givel and his role as an advisor to Natinco, Mr. Asscher may be deemed to share with Mr. Givel the beneficial ownership of the shares of the Company's Common Stock held by Natinco. Sales of the Company's products and services to Tekelec-Airtronic and its subsidiaries accounted for approximately 6.7%, 8.5%, 6.2% and 8.6% of the Company's net revenues for 1992, 1993, 1994 and the first six months of 1995. The Company expects that Tekelec-Airtronic and its subsidiaries will continue to act as European distributors for the Company. In the past, the Company has purchased certain components from Tekelec-Airtronic and its subsidiaries and expects that it will continue to do so in the future. Mr. Asscher, Tekelec-Airtronic and Mr. Givel may be subject to potential conflicts of interest with respect to future transactions with Tekelec. There can be no assurance that such conflicts will be resolved in the best interests of the Company. If Tekelec-Airtronic, Mr. Asscher and Mr. Givel act together, they constitute the largest shareholder of the Company, controlling approximately 33.7% of the outstanding shares as of the date of this Prospectus, and they have the power to elect a significant number of the Company's Board of Directors and to exert significant influence over the Company's business and affairs and over the outcome of actions requiring shareholder approval.

         Volatility of Stock Price. The Common Stock is currently trading at or near its record high, and has experienced significant price and volume fluctuations. The market price of the Company's Common Stock could be subject to wide fluctuations in response to quarter-to-quarter variations in the Company's operating results, changes in earnings estimates by analysts, announcements of technological innovations or new products or enhancements by the Company or its competitors, delays in new product introductions or enhancements, developments in the Company's relationships with its customers, strategic partners or suppliers, general conditions in the communications industries, changes in investment strategy by significant shareholders and other events or factors, which may be unrelated to the Company. There can be no assurance that the market price of the Company's Common Stock will not experience significant fluctuations in the future, including fluctuations that are unrelated to the Company's operating performance.

         Sales of Shares Eligible for Future Sale; Possible Adverse Effect on Future Market Price. Sales of substantial amounts of Common Stock in the public market after the date of this Prospectus could adversely affect prevailing market prices for the Company's Common Stock. The executive officers and certain directors of the Company owning an aggregate of 525,872 shares (including options and warrants to purchase an aggregate of 374,854 shares which are exercisable or become exercisable within 60 days after August 1, 1995) and certain shareholders of the Company owning an aggregate of 3,873,520 shares (including options to purchase an aggregate of 25,000 shares which are exercisable or become exercisable within 60 days after August 1,
1995) have agreed not to sell or transfer any shares owned by them until August 24, 1995 and November 22, 1995, respectively, without the prior written consent of Alex. Brown & Sons Incorporated. Subject to such restrictions and the resale limitations of Rule 144, all of the outstanding shares of the Company's Common Stock are eligible for sale.

         Securities and Exchange Commission Investigation. The Commission has issued a formal order for an investigation relating to certain trading in the securities of the Company. The formal order states that the Commission staff has information tending to show that certain individuals and entities may have traded stock of the Company while in possession of material non-public information and/or may have disclosed material non-public information to others in breach of their fiduciary duties or other relationships of trust and confidence, which allegations, if true, would result in possible violation of
Section 17(a) of the Securities Act and Section 10(b) of the Exchange Act. The ultimate outcome of the investigation cannot be predicted as of the date of this Prospectus.

                                USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the shares offered hereby by the Selling Shareholder.


                              SELLING SHAREHOLDER

         The following table sets forth certain information with respect to the Selling Shareholder as of August 21, 1995:

                        COMMON STOCK BENEFICIALLY OWNED


                                                                                                       PERCENTAGE OWNED
                                          PRIOR TO        OFFERED         UPON COMPLETION             UPON COMPLETION OF
     NAME OF SELLING SHAREHOLDER(1)      OFFERING(2)     HEREBY(2)       OF THE OFFERING(3)             THE OFFERING(3)
     ------------------------------      -----------     ---------       ------------------           ------------------
     Coudert Brothers                      30,000         30,000                 0                            0%


_________________________

(1) The Selling Shareholder has sole voting and investment power with respect to all shares of Common Stock shown as being beneficially owned by the Selling Shareholder.

(2) Such shares are subject to currently exercisable warrants held by the Selling Shareholder.

(3) Assumes that all shares covered by this Prospectus are sold or otherwise disposed of and that no other shares are acquired by the Selling Shareholder.

                          DESCRIPTION OF CAPITAL STOCK

         The Company is authorized to issue up to 50,000,000 shares of Common Stock, without par value. As of August 1, 1995, there were 11,407,819 shares of Common Stock outstanding, held of record by 215 shareholders. The holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders, except that, upon giving notice required by law, shareholders may cumulate their votes in the election of directors. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding senior securities. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

                              PLAN OF DISTRIBUTION

         The shares offered hereby are being offered directly by the Selling Shareholder. The Company will receive no proceeds from the sale of the Shares. Sales may be effected by the Selling Shareholder from time to time in transactions on The Nasdaq Stock Market at prevailing market prices, in negotiated transactions at negotiated prices or in a combination of such methods of sale. The Selling Shareholder may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts or commissions from the Selling Shareholder and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker- dealer may be in excess of customary commissions). There can be no assurance that the Selling Shareholder will sell all or any of the shares offered hereby.

         The Selling Shareholder and any persons who participate in the sale of the shares offered hereby from time to time may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commissions paid or discounts or concessions allowed to any such persons and any profits received on resale of the shares offered hereby, may be deemed to be underwriting compensation under the Securities Act.

         In order to comply with the securities laws of certain states, if applicable, the shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available.

         The Selling Shareholder has agreed to bear all expenses in connection with the registration and sale of the shares being offered hereby by the Selling Shareholder in over-the-counter market transactions or in negotiated transactions. The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the resale of the shares offered hereby from time to time in such over-the-counter market transactions or in negotiated transactions. This Prospectus forms a part of such Registration Statement.

                                 LEGAL MATTERS

         The validity of the shares of the Company's Common Stock offered hereby will be passed upon for the Company by Coudert Brothers, Los Angeles, California. Coudert Brothers is the Selling Shareholder and owns the 30,000 shares of Common Stock offered hereby. Ronald W. Buckly, a member of Coudert Brothers, is Corporate Secretary of Tekelec and beneficially owns 3,000 shares of Tekelec Common Stock.

                                    EXPERTS

         The consolidated financial statements of the Company incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1994 have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report thereon included therein. Such consolidated financial statements are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

GLOSSARY


AIN (ADVANCED INTELLIGENT NETWORK): Bellcore's set of standards for advanced intelligent services for the telephone networks of Regional Bell Operating Companies.

ATM (ASYNCHRONOUS TRANSFER MODE): A broadband, low-delay, packet-based switching and multiplexing technique to transmit voice, data and video information. Usable capacity is segmented into fixed-size cells, consisting of header and information fields, allocated to services on demand.

CCITT (INTERNATIONAL TELEPHONE AND TELEGRAPH CONSULTATIVE COMMITTEE): A United Nations organization which establishes international telecommunications standards.

FRAME RELAY: A variable length packet-based transmission technology that is used to transmit data at speeds up to 2 Mbps.

MBPS (MEGABITS PER SECOND): A measurement unit, equal to 1,048,576 bits per second, used to describe data transfer rates as a function of time.

PACKET SWITCHING: A data transmission technique whereby user information is segmented and routed in discrete data envelopes called packets, each with its own appended control information for routing, sequencing and error checking.

PCS (PERSONAL COMMUNICATIONS SERVICES): A set of evolving standards and protocols providing for the concept of one number per user and associated advanced intelligent services regardless of location, primarily involving mobile communications.

PROTOCOL: A formal set of standards governing the establishment of a communications link and controlling the format and timing of transmissions between two devices.

SIGNALLING: The process by which digital information is exchanged to establish, control and manage connections in a communications network.

SS7 (COMMON CHANNEL SIGNALLING SYSTEM NO. 7): A complex protocol which governs signalling between certain devices in a digital telephone network.

STP (SIGNAL TRANSFER POINT): A switch that handles the signalling messages used to set up telephone calls, queries external databases for routing and processing information and dispatches call handling instructions.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                      ___________________________________

                               TABLE OF CONTENTS

                                                                                                  PAGE
                                                                                                  ----
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3
Additional Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3
Incorporation of Certain Documents
  by Reference  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3
The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       5
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       5
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      11
Selling Shareholder   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      11
Description of Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      11
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      12
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      12
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      12
Glossary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      13


                                 30,000 SHARES


                                    TEKELEC


                                  COMMON STOCK





                              ___________________

                                   PROSPECTUS
                              ___________________





                                August    , 1995

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the expenses (other than underwriting discounts and commissions) in connection with the sale and distribution of the securities being registered. All such expenses (other than accounting fees and expenses which will be borne by the Company) will be paid by the Selling Shareholder. All the amounts shown are estimates except for the SEC registration fee.


                                                                                                            Registrant
                                                                                                            ----------
                                  SEC registration fee  . . . . . . . . . . . . . . . . . . . . . . . .     $   245
                                  Blue sky fees and expenses  . . . . . . . . . . . . . . . . . . . . .         500
                                  Accounting fees and expenses  . . . . . . . . . . . . . . . . . . . .       1,200
                                  Legal fees and expenses . . . . . . . . . . . . . . . . . . . . . . .       5,000
                                  Miscellaneous expenses  . . . . . . . . . . . . . . . . . . . . . . .       1,055
                                                                                                              -----
                                           Total  . . . . . . . . . . . . . . . . . . . . . . . . . . .      $8,000
                                                                                                             ======


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 317 of the California Corporations Code provides that a corporation may indemnify corporate "agents" (including directors, officers and employees of the corporation) against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with defending non-derivative actions if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful, and against expenses actually and reasonably incurred in connection with defending derivative actions if such person acted in good faith and in a manner such person believed to be in the best interests of the corporation and its shareholders. Indemnification is obligatory to the extent that an agent of a corporation has been successful on the merits in defense of any such proceeding against such agent, but otherwise may be made only upon a determination in each instance either by a majority vote of a quorum of the Board of Directors (other than directors involved in such proceeding), by independent legal counsel if such a quorum of directors is not obtainable, by the shareholders (other than shareholders to be indemnified), or by the court, that indemnification is proper because the agent has met the applicable statutory standards of conduct. Corporations may also advance expenses incurred in defending proceedings against corporate agents, upon receipt of an undertaking that the agent will reimburse the corporation unless it is ultimately determined that the agent is entitled to be indemnified against expenses reasonably incurred.

         The indemnification provided by Section 317 of the California Corporations Code is not deemed to be exclusive of any other rights to which agents of the Company seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, to the extent such additional rights are authorized in the articles of the corporation. Article V of the Company's Restated Articles of Incorporation authorizes the Company to provide for indemnification of its agents for breach of duty to the Company and its shareholders, through bylaw provisions or through agreements with such agents, or both, in excess of the indemnification otherwise permitted by Section 317, subject to the limits on such excess indemnification set forth in Section 204 of the California General Corporation Law.

         Article VI of the Company's bylaws provides for the indemnification of all past and current directors to the maximum extent and in the manner permitted by Section 317. Additionally, the Company has entered into Indemnification Agreements with its directors under which the Company has undertaken to indemnify each such agent to the fullest extent permitted by its Articles of Incorporation, bylaws and applicable law against all expenses, liability and loss (which are not paid by insurance or otherwise by the Company) reasonably incurred or suffered by such agent in connection with the defense of any action or proceeding to which the agent was or is a party or is threatened to be made a party by reason of conduct in his capacity a director, or in which the agent is or may be involved by reason of the fact that he is or was serving as an officer or director of the Company, not including actions brought for violation of Section 16 of the Securities Exchange Act of 1934 or for failure to qualify for an exemption under Section 4 of the Securities Act of 1933.

         The Company also maintains on behalf of its directors and officers insurance protection against certain liabilities arising out of the discharge of their duties.

ITEM 16.  EXHIBITS

Exhibit Number
--------------
    5.1      Opinion of Coudert Brothers

   23.1      Consent of Coudert Brothers (included in Exhibit 5.1)

   23.2      Consent of Coopers & Lybrand L.L.P.

   24.1      Power of Attorney (see page II-4 of this Registration Statement)

ITEM 17.  UNDERTAKINGS

         Insofar as indemnification for liability arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The Registrant hereby undertakes that, for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         The Registrant hereby undertakes that, for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The Registrant hereby undertakes that, for the purpose of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The Registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, That paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         The Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CALABASAS, STATE OF CALIFORNIA, ON AUGUST 23, 1995.

                                      TEKELEC


                                      By:    /s/ PHILIP J. ALFORD
                                         -------------------------------------
                                             Philip J. Alford, Chief Executive
                                             Officer

                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Philip J. Alford, Gilles C. Godin and Jon F. Rager, or any one of them, his attorneys-in-fact and agents, each with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do so and perform each and every act and thing requisite and necessary to be done in connection with this Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that any one of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

         Signature                                          Title                               Date
         ---------                                          -----                               ----
         /s/ PHILIP J. ALFORD              Chief Executive Officer,                           August  23, 1995
----------------------------------         President and Director
     Philip J. Alford                      (Principal Executive Officer)


         /s/ GILLES C. GODIN               Vice President, Finance and Chief                  August  23, 1995
----------------------------------         Financial Officer (Principal Financial
     Gilles C. Godin                       and Accounting Officer)


         /s/ JEAN-CLAUDE ASSCHER           Chairman of the Board                              August  23, 1995
--------------------------------
     Jean-Claude Asscher


         /s/ ROBERT V.  ADAMS              Director                                           August  23, 1995
----------------------------------
     Robert V. Adams

         Signature                                          Title                                Date
         ---------                                          -----                                ----
         /s/ PHILIP BLACK                          Director                                   August  23, 1995
-------------------------------------------
     Philip Black


         /s/ DANIEL L. BRENNER                     Director                                   August  23, 1995
----------------------------------
     Daniel L. Brenner


         /s/ HOWARD ORINGER                        Director                                   August  23, 1995
----------------------------------
     Howard Oringer


         /s/ JON F. RAGER                          Director                                   August  23, 1995
-------------------------------------------
     Jon F. Rager

                                 EXHIBIT INDEX



Number                                                Description                                     Page
------                                                -----------                                     ----
      5.1        Opinion of Coudert Brothers  . . . . . . . . . . . . . . . . . . . . . . . . . . .

     23.2        Consent of Coopers & Lybrand L.L.P.  . . . . . . . . . . . . . . . . . . . . . . .